Exhibit 10.3

TERMINATION OF AGREEMENT AND RELEASE

CORPORATE ADVISORY TERMINATION AGREEMENT, dated as of September 20, 2018 (this “Agreement”) between PROFESCO, INC., a New York Corporation (“Advisor”) and MJ HOLDINGS, INC., a Nevada Corporation (“MJH”).

WHEREAS, Advisor and MJH previously entered into that certain Corporate Advisory Agreement, dated as of July 1, 2018 (the “Original Agreement”), pursuant to which Advisor agreed to make its expertise available to MJH and its subsidiaries from time to time in rendering certain management consulting and advisory services related to the business and affairs of MJH (the “Services”); and

WHEREAS, in consideration of the provisions of the Original Agreement wherein Advisor was to receive 14,445 ($32,500/$2.25 per share) shares of MJH restricted common stock (the “Stock”) and 10,000 options to acquire additional shares of Stock; and

WHEREAS, MJH appointed Advisor’s President, Terrence M. Tierney, as Secretary of MJH on September 19, 2018.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Termination of the Original Agreement is effective as of September 18, 2018 (the “Effective Date”) without any further obligations of Advisor or MJH and each of the Advisor and MJH shall be released from any and all obligations and liabilities thereunder pursuant to Section 2 hereinbelow.

Section 2. Termination Fee. In consideration of the termination provided for in Section 1 above, MJH shall transfer to Advisor, in accordance with the provisions of the Original Agreement 14,445 shares of MJH common stock and shall grant to Advisor 10,000 options to acquire additional shares of Stock for a period of three years from the Effective Date at a strike price equal to the closing price of MJH’s common stock on the Effective Date which the parties hereto agree was $1.20. The parties hereto further agree that Advisor has provided invaluable services to MJH that exceed the scope provided for in the Original Agreement and therefore MJH agrees to provide further consideration to Advisor in the form of 10,545 additional shares of the Stock and six thousand ($6,000.00) dollars cash (the “Additional Compensation”), Advisor acknowledgments receipt hereof of $6,000.00. For the avoidance of doubt, each of the Advisor and MJH agree that the payment of this Termination Fee shall be deemed to be in full satisfaction of any and all obligations that MJH may have to Advisor as of the Effective Date.

Section 3. Miscellaneous.

3.1 Effect of Agreement. Upon the payment of the Termination Fee and the Additional Compensation, the Original Agreement shall be terminated and of no further force and effect and no party shall have any further rights or obligations under the Original Agreement.

3.2 Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to its subject matter and supersedes any and all prior agreements, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by each of the parties hereto.

3.3 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of each of the Advisor and MJH.

3.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada (without giving effect to principles of conflicts of laws).

3.5 Headings. Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

3.6 Counterparts. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

IN WITNESS WHEREOF, the undersigned have duly executed this Corporate Advisory Termination Agreement as of the date first above written.

PROFESCO, INC.

By:	/s/ Terrence Tierney
Name:	Terrence Tierney
Title:	President

MJ HOLDINGS, INC.

By:	/s/ Andrew Boutsikakis
Name:	Andrew Boutsikakis
Title:	President